Exhibit 10.49

Execution Copy
PRIVATE AND CONFIDENTIAL

SHARE SALE AND PURCHASE AGREEMENT
This Share Sale and Purchase Agreement (this "Agreement") is made on 27 November 2016 (the "Effective Date")
BETWEEN:

(1)	AxMeko AB, a company duly incorporated and organized under the laws of Sweden, with corporate registration number 556690-7969 ("the Seller"); and

(2)	LKQ Netherlands B.V., a company duly incorporated and organized under the laws of the Netherlands, with corporate registration number 852710896 ("the Buyer").
The Seller and the Buyer are hereinafter collectively referred to as the "Parties" and individually as a "Party".

BACKGROUND:

(A)	The Seller is a major shareholder in Mekonomen AB (publ), 556392-1971, ("the Company") which company has its shares listed at Nasdaq Stockholm.

(B)
The Seller currently holds 9,516,235 shares in the Company (the "Shares") which the Seller wishes to sell to the Buyer and the Buyer wishes to purchase the Shares on the terms and conditions set out in this agreement (the "Transaction").

(C)	In the context of the above, the Parties have entered into this agreement with the joint intention to conclude the anticipated Transaction as soon as possible.

IT IS AGREED as follows:

1	Sale and Purchase of the Shares
1.1     The Seller sells and the Buyer purchases the Shares, together with all rights attached to them.

2	Purchase Price
2.1    The purchase price for the Shares shall be SEK 1,665,341,125 (the "Purchase Price") (representing a price per Share of SEK 175).
2.2    In the event that the Buyer, prior to the end of the eighteenth month period from the completion of the Transaction contemplated in this Agreement, completes an agreement to sell the Shares, or part of the Shares, or otherwise use the Shares, or part of them, as consideration in another transaction, to a third party outside of the group of the Buyer for a price that exceeds the Purchase Price (the excess part of such price being called "Excess

Value"), then the Buyer shall pay in cash 50% of such Excess Value to the Seller within ten (10) Business Days from the date when such transaction is completed.

3	Completion
3.1    The Transaction shall be completed no later than 2 December 2016 (CET) (the "Completion Date") by the Parties as follows;
(a) the Buyer shall pay the Purchase Price in immediately available funds in SEK by wire transfer to the Seller's bank account with Svenska Handelsbanken AB, Swift: SWIFT HANDSESS, account no. 6103-512 387 672, IBAN: SE94 6000 0000 0005 1238 7672, such payment to be evidenced by confirmation to the Seller from the bank operating the Seller's Bank Account that such funds have been so credited; and
(b) the Seller shall procure that the Shares are transferred free and clear of all encumbrances to and registered on the account no. 9298894 with Nordea Bank, BIC: NDEASEXXX, in the name of MLPF&S New York (MLPFS BIC: MLCOUS3GATL), such registration to be evidenced by confirmation to the Buyer from the bank operating the account that the Shares have been so registered.
3.2    The parties agree that the actions and deliveries set out in clause 3.1 (a) - (b) made or performed at completion shall be deemed to have been made or performed simultaneously and that each such action and delivery shall require all other actions and deliveries to be completed.

4	Representations and warranties
4.1    The Seller makes the following representations and warranties to the Buyer, each of which is made on the Effective Date and on the Completion Date:

i.	The Seller has the necessary power and authority to execute this Agreement and to consummate the Transaction.

ii.
The Seller has obtained all corporate and governmental authorizations (including but not limited to the relevant competition authorities) and all other applicable mandatory or necessary consents, clearances, licenses and exemptions and taken any other actions required to authorize or permit the Seller to execute and to perform its obligations under this Agreement.

iii.
The Seller is the sole owner of the Shares. The Shares are validly issued, allotted and fully paid and are not subject to any encumbrances (i.e. any pledge, mortgage, lien, option, retention of title, right of pre-emption, right of first refusal or any other third party rights or other security interest).

iv.
The Seller is, after due enquiry with its representatives on the board of the Company, not aware of the Company maintaining any insider list relating to inside information which may have a negative effect on the price of the shares in the Company.

4.2    The Buyer makes the following representations and warranties to the Seller, each of which is made on the Effective Date and on the Completion Date:

i.	The Buyer has the necessary power and authority to execute this Agreement and to consummate the Transaction.

ii.
The Buyer has obtained all corporate and governmental authorizations (including but not limited to the relevant competition authorities) and all other applicable mandatory or necessary consents, clearances, licenses and exemptions and taken any other actions required to authorize or permit the Seller to execute and to perform its obligations under this Agreement.

5	Post Completion Undertakings
5.1    The Seller undertakes to take any action in furtherance of enabling the Buyer to appoint one member of the Company’s Nomination Committee as soon as possible following the Completion Date.

6	Miscellaneous
6.1    Each Party shall be responsible for its obligation, if any, to disclose changes in its shareholding in the Company pursuant to the rules in the Swedish Financial Instruments Trading Act (Sw. lag (1991:980) om handel med finansiella instrument).
6.2    Subject to Section 6.1, any public disclosure of the existence or contents of this Agreement will need to be agreed in advance between the Parties, except as required by applicable law or stock exchange regulation.
6.3    Each Party shall bear its own costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement.
6.4    Each of the Parties confirms that this Agreement represents the entire understanding and constitutes the whole agreement between the Parties in relation to its subject matter and supersedes all prior agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof.

7	Governing Law and Disputes
This Agreement shall be governed by and construed in accordance with the laws of Sweden. Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination or invalidity of the Agreement, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.
____________________

This Agreement has been duly executed in two (2) original copies, of which each of the Parties has taken one (1) copy.
27 November 2016

AxMeko AB                                LKQ Netherlands B.V.

__/s/ Paul Schrotti_____________                        __/s/ John Quinn___________
Name:     Paul Schrotti                            Name: John Quinn
Title:    Director, Authorized Signatory                    Title: Director and Authorized Signatory